EXHIBIT 4.3

CRYPTOLOGIC INC.

_______________________________________

LONG TERM INCENTIVE PLAN (LTIP)

authorizing the issuance of

PERFORMANCE SHARE UNIT PLAN

_______________________________________

(Effective: January 1, 2005)

1.

Purpose. The Plan is intended to enhance the Company’s ability to attract and retain talented individuals to serve as officers and executives of the Company and of its Affiliated Entities and Associated Entities and to promote alignment of interests between such officers and executives and the shareholders of the Company by providing a performance-based incentive for the acquisition of cash and/or common shares under the Plan, with the common shares to be acquired by way of purchases in the open market by the Company or designated agent on behalf of participants.

2.	Definitions. As used in this Plan, the following terms have the following meanings:

a.

“Affiliated Entity” means an affiliated body corporate of the Company within the meaning of the Business Corporations Act (Ontario) whose board of directors has adopted a resolution consenting to participation in the Plan.

b.

“Associated Entity” means a body corporate in which the Company or one of its Affiliated Entities has a significant interest, whose board of directors has adopted a resolution consenting to participating in the Plan.

c.	“Board ” means the Board of Directors of the Company.

d.	“CEO ” means the chief executive officer of the Company.

e.	“Change of Control” shall mean:

(i)

the acquisition by any person, or any persons acting jointly or in concert (as determined by the Securities Act (Ontario)), whether directly or indirectly, of voting securities of the Company which, together with all other voting securities of the Company held by such persons, constitutes, in the aggregate, more than 25% of all outstanding voting securities of the Company;

(ii)

an amalgamation, arrangement or other form of business combination of the Company with another corporation or entity which results in the holders of voting securities of that other corporation or entity holding, in the aggregate, more than 50% of all outstanding voting securities of the corporation resulting from the business combination;

(iii)

a sale, disposition, lease or exchange to or with another person or persons (other than a corporation that is a subsidiary of the Company as defined in the Securities Act (Ontario)) of property of the Company representing 50% or more of the net book value of the assets of the Company, determined as of the date of the most recently published audited annual or unaudited quarterly interim financial statements of the Company; or

(iv)

a change in the composition of the Board over any twelve month period such that more than 50% of the persons who were directors of the Company at the beginning of the period are no longer directors at the end of the period, unless such change is not the result of an event referred to in subparagraphs e (i), (ii), or (iii) above.

f.	“Committee ” means the Compensation Committee of the Board or such other committee of the Board as may from time to time be responsible for matters relating to executive compensation.

g.

“Common Share” means a common share in the capital of the Company as constituted at the date hereof or any shares or other securities into which such Common Shares may have been changed, reclassified, subdivided, consolidated or converted.

h.	“Company ” means CryptoLogic Inc. or a successor.

i.	“Discontinuance Transaction” means a transaction referred to in Section 5.

j.	“Effective Date” means the effective date of the Plan set out in Section 3.

k.

“Fair Market Value” means with respect to any particular date, the weighted average trading price of a Common Share on the Toronto Stock Exchange on the five Trading Days prior to the particular date, subject to adjustment for any special cash dividend declared or paid prior to the date of payment under the Plan, on the basis that the amount of any such dividend shall be added to the weighted average trading price at the time of calculation, unless the ex-dividend date with respect to the special dividend occurs after the date of payment under the Plan, in which case no such adjustment will be made.

l.

“Long-Term Disability” means a permanent disability due to a medical condition that prevents a Participant, physically or mentally, from executing his or her job due to an absence from work for a period that exceeds 26 weeks and is expected to be permanent; such medical condition and long-term status requiring, unless otherwise waived by the CEO and Vice-President, Human Resources on behalf of the Company, certification by an Independent Medical Examiner (as defined in the Company’s “Policy & Procedure On Absenteeism Including Short-Term Disability”, as revised from time to time, or any successor policy thereof) and/or by the Medical Examiner selected by the Company’s Group Insurance Plan Carrier, after such 26 weeks.

m.

“Participant ” means (i) the CEO, president, vice-president, director or director-level executive and any other officer of the Company; (ii) any president, vice-president, director or director-level executive of an Affiliated

Entity or of an Associated Entity; or (iii) a consultant of the Company or of an Affiliated Entity, who has been granted PSUs as designated in writing by the Committee upon the recommendation of the CEO, but does not include members of the Board of Directors of the Company.

n.

“Performance Cycle” means the three (3) year period from the 1st day of the fiscal year during which a grant is made to the last day of the second fiscal year following the fiscal year during which the grant has been made.

o.	“Plan ” means this Performance Share Unit Plan, as it may be amended from time to time.

p.	“Performance Share Unit” or “PSU” means a book keeping unit maintained on the books of the Company, the value of which on any particular date shall be equal to the Fair Market Value.

q.	“Retirement ” means retirement in accordance with the retirement policy of the Company as may be adopted from time to time.

r.

“Termination ” means a Participant who ceases to be an employee of the Company or of an Affiliated Entity or an Associated Entity for any reason other than the transfer of the Participant to the employment of another Affiliated Entity or Associated Entity of the Company.

s.	“Vesting Conditions” means the financial and other performance objectives to be attained in order for the PSUs or any portion thereof to become vested from time to time, in whole or in part.

3.

Effective Date. The Plan shall, subject to the obtaining of all required regulatory and shareholder approvals, be effective as of the fiscal year of the Company which commenced on January 1, 2005 and will apply to PSUs granted after such date.

4.

Participation in the Plan. Participation in the Plan will start beginning with the first grant or, for Participants whose employment commences after the first grant, from the date when they are designated in writing by the Committee, upon the recommendation of the CEO, to become Participants.

5.

Corporate Direction. If an Affiliated Entity and/or Associated Entity and/or the Company change(s) the corporate strategy or business direction as approved by the Board that results in a material change to Management’s ability to achieve Vesting Conditions during any performance cycle, the Committee shall make all adjustments as are appropriate to give effect to the Plan as if such change(s) had not occurred.

6.

Discontinued Business. If an Affiliated Entity and/or Associated Entity and/or the Company approves the sale of all or substantially all of their respective assets to an arm’s length party or to wind up or discontinue the respective businesses of such Affiliated Entity, Associated Entity or the Company, as the case may be (in each case, a “Discontinuance Transaction”), Participants of such Affiliated Entity, Associated Entity or the Company, shall, as of the date of such announcement, automatically and without further notice cease to be eligible for any further grants of PSUs hereunder, all PSUs shall immediately vest for such Participant as of the date of approval of the Discontinuance Transaction, and settlement shall be effected by the Company using performance criteria of earnings per share and share price as of the date of approval of the Discontinuance Transaction. In such event, the performance achieved for performance measurement purposes shall be deemed to be no less than target performance for purposes of satisfying vesting conditions as at the date of completion of the Discontinuance Transaction.

7.

Administration of the Plan. The Plan shall be administered by the Committee. The Committee is authorized to interpret, construe and administer the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations and perform all other acts that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or rectify any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation, construction and administration of the Plan, or any action, all as described herein, shall lie within its sole and absolute discretion and shall be final, nor any member thereof, not any officer or employee of the Company, shall be liable for connection with the Plan, and the members of the Committee and the officers and employees of the Company shall be entitled to indemnification by the Company in respect of any claim, loss, damage or expense (including legal fees and disbursements) arising therefrom to the fullest extent permitted by law. The expenses of administering the Plan shall be borne by the Company.

8.

Grant of PSUs. Periodically, the Committee, in consultation with the CEO, will determine the size of grants in respect of any Participant or class of Participants, together with the applicable Vesting Conditions. The Company shall notify each Participant in writing of the number of PSUs granted and of the Vesting Conditions thereof.

9.	Vesting of PSUs Issued under this Plan.

a.

At the end of a Performance Cycle, the number of PSUs granted will become vested, in whole or in part, based on the level of achievement of the Vesting Conditions established by the Committee, upon the recommendation of the CEO, at the beginning of the Performance Cycle. The Vesting Conditions will be based on corporate and/or business unit objective. All PSUs in respect of which the

Vesting Conditions are not met at the end of a Performance Cycle shall be automatically cancelled.

b.

In the case of a Participant’s Termination before the end of the second year of the 2005 through 2007 Performance Cycle, or before the end of any subsequent Performance Cycle other than through a Participant’s death, Long-Term Disability or Retirement in the circumstances described in paragraph 8(c) or (d) below, all PSUs shall be cancelled immediately as of the date of Termination (without taking into account any applicable notice period or severance payments made in lieu of such notice).

c.	In the case of a Participant’s death, all outstanding PSUs vest immediately and target performance will be deemed to be the performance measurement achieved as at the time of death.

d.	In the case of a Participant’s Retirement or Long Term Disability, the PSUs will vest at the end of the Performance Cycle on the same basis as for active Participants.

e.

Following the end of a Performance Cycle, on a date which shall in any event not be earlier than the date on which the audited annual financial statements of the Company are approved by the Board, and not be later than December 31 after the end of the relevant Performance Cycle, and subject to paragraphs 8(b), (c) and (d) above, the Participant, or his successor, will receive from the Company, an amount payable either in cash, Common Shares or a combination of each, for each PSU which has vested at the end of the Performance Cycle for which such PSUs have been granted , regardless of whether the Participant remains in the employ of the Company at the time of payment, unless the Participant is terminated for Cause prior to the date of payment.

f.

The Common Shares purchased for the benefit of Participants under the Plan shall be considered fully paid in consideration of past services rendered that are not less in value that the fair equivalent of the money that the Company would have received if the Common Shares had been issued for money.

9.	Change Of Control – Accelerated Vesting. Notwithstanding paragraph 8 above,

A.	in the event of a Change of Control, if the Plan is not amended by the Company and:

(i)

the Participant is terminated from his engagement by the Company upon the Change of Control, all PSUs shall immediately vest for such Participant as of the date of the Change of Control, and settlement shall be effected by the Company using performance criteria of earnings per share and share price at the time of such termination;

(ii)

the Participant is terminated by the Company within one year of the Change of Control, all PSUs will vest at the time of such termination and settlement shall be effected using performance criteria of earnings per share and share price as of the time of the Change of Control; or

(iii)	no termination of the Participant occurs within one year therefrom, the basic vesting rights of the Participant shall not be altered.

B	In the event of a Change of Control and the Plan is amended as a result thereof, and:

(i)

the Participant is terminated as of the date of the Change of Control, then all PSUs shall thereupon vest using the criteria of earnings per share and share price as of the time of the Change of Control;

(ii)

the Participant is terminated within one year of the Change of Control, a number of PSUs will be deemed to have vested and be payable at the time of Change of Control, equal to the number of PSUs granted for the relevant Performance Cycle multiplied by the ratio arrived at by dividing by 36 the number of months elapsed in the Performance Cycle as of the time of the Change of Control, with any partial month being rounded up to the next whole month (the "Prorated Amount"), with the Prorated Amount to be paid out at that time and based on the criteria of earnings per share and share price at the time of the Change of Control, with the balance of the PSUs to vest and be paid out at the time of termination based on the criteria of earnings per share and share price as of the time of the Change of Control; or

(iii)

the Participant is not terminated under subsections B(i) and B(ii) hereof, then the Prorated Amount shall be paid out at the time of the Change of Control based on the criteria of earnings per share and share price as of the date of Change of Control, and the unpaid balance shall paid out in equal annual instalments over the remaining vesting period.

10.

Adjustments and Reorganizations. In the event of any stock dividend (other than a dividend which may be paid in cash or in shares at the option of the shareholder), stock split, combination or exchange of shares, merger, consolidation, recapitalization, amalgamation, plan of arrangement, reorganization, spin-off or other distribution (other than normal cash dividends) of the Company’s assets to shareholders or any other change affecting the Common Shares, such adjustments as are required to reflect such change shall be made with respect to the number of PSUs in the accounts maintained for each Participant.

11.

Transferability of PSUs. The rights and interests of a Participant in respect of the PSUs held in such Participant’s account shall not be transferable or assignable other than by will or the laws of succession to the legal representative of the

Participant or, subject to applicable law, to a dependent or relation, including without limitation a spouse of the Participant.

12.

No Right to Service. Neither participation in the Plan nor any action under the Plan shall be construed to give any Participant a right to be retained as an employee of the Company or of any Affiliated Entity or Associated Entity.

13.

Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, liquidator, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

14.

Plan Amendment. The Board may, in its sole discretion and without the consent of any Participant, amend the Plan at any time, provided however, that no amendment shall reduce the number of PSUs credited to any Participant prior to such amendment. No amendment shall be effective until all applicable approvals, if any, of the regulatory authorities, the applicable stock exchanges and the shareholders of the Company, have been obtained.

15.

Plan Termination. The Board may, in its sole discretion and without the consent of any Participant, terminate the Plan at any time by giving written notice thereof to ach Participant. Following termination of the Plan, additional PSUs shall not be credited to the accounts of Participants. Previously granted PSUs shall become vested as per the conditions described under Section 5, as if a Discontinuance Transaction had occurred.

16.

Governing Law. The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be governed by the substantive laws, but not the choice of law rules, of the Province of Ontario and the laws of Canada applicable thereto.